EXHIBIT 99.1

PRESS RELEASE OF PAYCHEX, INC. DATED JULY 1, 2015

PAYCHEX, INC. REPORTS FOURTH QUARTER AND FISCAL 2015 RESULTS

July 1, 2015
FOURTH QUARTER AND FULL YEAR FISCAL 2015 HIGHLIGHTS

•	Total service revenue increased 8% to $681.4 million for the fourth quarter; 9% to $2.7 billion for the full year fiscal 2015.

◦	Payroll service revenue increased 4% for the fourth quarter; 4% for fiscal 2015.

◦	Human Resource Services revenue increased 16% for the fourth quarter; 18% for fiscal 2015.

•	Total revenue increased 8% to $692.2 million for the fourth quarter; 9% to $2.7 billion for fiscal 2015.

•	Operating income increased 10% to $251.6 million for the fourth quarter; 7% to $1.1 billion for fiscal 2015.

•	Net income and diluted earnings per share each increased 10% for the fourth quarter and 8% for fiscal 2015.
ROCHESTER, NY, July 1, 2015 — Paychex, Inc. ("Paychex," "we," "our," or "us") (NASDAQ:PAYX) today announced its results of operations for the three months ended May 31, 2015 (the "fourth quarter"), as well as the full year ended May 31, 2015 ("fiscal 2015" or the "fiscal year"). Total service revenue increased 8% to $681.4 million for the fourth quarter and 9% to $2.7 billion for the fiscal year, compared to the respective periods last year. Net income and diluted earnings per share each increased 10% to $161.2 million and $0.44, respectively, for the fourth quarter. For the fiscal year, net income and diluted earnings per share each increased 8% to $674.9 million and $1.85, respectively.
Martin Mucci, President and Chief Executive Officer of Paychex, commented, "We are pleased with our strong finish to fiscal 2015.  Payroll service revenue experienced steady growth for the fiscal year, driven by increases in revenue per check and client base.  We achieved a milestone of $1 billion of Human Resource Services revenue for fiscal 2015, as strong demand for our comprehensive human resource outsourcing solutions drove double-digit growth. Our sales execution was strong with significant growth in new annualized revenue sold. For the third year in a row, we achieved record levels of client retention."
Mr. Mucci added, "During fiscal 2015, we continued our focus on enhancing our software-as-a-service solutions and mobility applications. We believe this strengthens our position as a valued partner for small- to medium-sized enterprises and positions us for long-term growth.  Our introduction of Paychex Flex provides an industry-leading, cloud-based HCM solution that streamlines workforce management through innovative technology and flexible choice of service. In addition, our solutions that assist clients in navigating the complexities of health care reform experienced strong market acceptance. Our focus on client service, coupled with our leading-edge technology and full suite of product offerings, continues to differentiate us from competitors."
Payroll service revenue was $409.0 million for the fourth quarter and $1.7 billion for the fiscal year, reflecting increases of 4% compared to the respective periods last year. These increases were driven by growth in revenue per check and client base. Revenue per check improved as a result of price increases, partially offset by discounting, coupled with the impact of increased product penetration. As of May 31, 2015, we served approximately 590,000 payroll clients, an increase of approximately 2% from May 31, 2014.
Human Resource Services ("HRS") revenue was $272.4 million for the fourth quarter and $1.0 billion for the fiscal year, reflecting increases of 16% and 18% compared to the respective periods last year. HRS revenue growth was positively impacted by the minimum premium plan health insurance offering for our professional employer organization ("PEO") clients and their employees, which was introduced in the second half of the fiscal year ended May 31, 2014. This product offering contributed six percentage points of the growth in HRS revenue for the fiscal year.

Our Paychex HR Services, our largest HRS revenue stream at slightly less than half of HRS revenue for fiscal 2015, experienced growth of 11% in clients and 12% in client worksite employees served as of May 31, 2015 compared to May 31, 2014. Retirement services revenue, our second largest HRS revenue stream, was positively impacted by pricing along with a 6% increase in the number of plans served as of May 31, 2015 compared to May 31, 2014. In addition, retirement services revenue also benefited from a 7% increase in the average asset value of participants' funds. Insurance services revenue growth reflected a 6% increase in health and benefits applicants and increased market demand for our full service product aimed at assisting clients with health care reform requirements. Our online HR administration products contributed to HRS revenue through growth in client base for our software-as-a-service solutions.
Total expenses were $440.6 million for the fourth quarter and $1.7 billion for the fiscal year, reflecting increases of 7% and 10% compared to the respective periods last year. Compensation-related expenses were the largest driver of these increases, with a 14% growth in the fourth quarter and 9% growth for the fiscal year. This was primarily due to higher sales headcount and variable costs resulting from strong sales execution, along with higher employee benefit related costs, which were primarily medical expenses. Costs relating to the new minimum premium plan health insurance offering within our PEO contributed three percentage points of the increase in total expenses for the fiscal year.
Operating income increased 10% for the fourth quarter and 7% for the fiscal year, compared to the respective periods last year. Operating income and operating income, net of certain items, are summarized as follows:

	For the three months ended			For the twelve months ended
	May 31,			May 31,
$ in millions	2015	2014	Change	2015	2014	Change
Operating income	$251.6	$228.3	10%	$1,053.6	$982.7	7%
Excluding interest on funds held for clients	(10.8)	(10.2)	5%	(42.1)	(40.7)	3%
Operating income, net of certain items(1)	$240.8	$218.1	11%	$1,011.5	$942.0	7%
(1) See Note 1 on page 3 for further description of this Non-GAAP financial measure.
Operating income, net of certain items, as a percent of service revenue was 35% for the fourth quarter and 38% for the full year, consistent with the same periods last year. Operating income, net of certain items, as a percent of service revenue was impacted by the growth in the minimum premium plan within the PEO. This product offering is a lower margin product.
Interest on funds held for clients was $10.8 million for the fourth quarter, reflecting an increase of 5% compared to the same period last year. This increase was a result of higher average interest rates earned. Average investment balances in the fourth quarter were flat as increases attributable to our higher client base were offset by lower state unemployment insurance collections. For the fiscal year, interest on funds held for clients was $42.1 million, an increase of 3% compared to the same period last year. This increase was primarily due to a 3% increase in average investment balances. The increases in average investment balances for the fiscal year were mainly driven by increases in client base and wage inflation.
Average investment balances and interest rates are summarized below:

	For the three months ended			For the twelve months ended
	May 31,			May 31,
$ in millions	2015	2014	Change	2015	2014	Change
Average investment balances:
Funds held for clients	$4,397.8	$4,394.4	—%	$4,080.0	$3,968.7	3%
Corporate investments	$1,062.7	$1,027.4	3%	$1,011.5	$973.8	4%

Average interest rates earned (exclusive of net realized gains):
Funds held for clients	1.0%	0.9%		1.0%	1.0%
Corporate investments	0.7%	0.7%		0.7%	0.7%

Total net realized gains	$0.1	$0.1		$0.3	$0.6

The available-for-sale securities within the funds held for clients and corporate investment portfolios reflected a net unrealized gain of $13.6 million as of May 31, 2015, compared with a net unrealized gain of $34.5 million as of May 31, 2014. The decrease was due to recent increases in market rates of interest. During fiscal 2015, the net unrealized gain position of our investment portfolios ranged from $9.5 million to $55.9 million. The net unrealized gain on our investment portfolios was approximately $11.1 million as of June 26, 2015.
Our financial position as of May 31, 2015 remained strong with cash and total corporate investments of $936.4 million and no debt. Our primary source of cash is generated from our ongoing operations. Historically, we have funded our operations, capital purchases, business acquisitions, share repurchases, and dividend payments from our operating activities. Our positive cash flows have allowed us to support our business and to pay substantial dividends to our stockholders. It is anticipated that cash and total corporate investments as of May 31, 2015, along with projected operating cash flows, will support our normal business operations, capital purchases, business acquisitions, share repurchases, and dividend payments for the foreseeable future.
Cash flows from operations were $895.2 million for fiscal 2015, an increase of 2% over the prior year. This increase was the result of higher net income adjusted for non-cash items, partially offset by the impact of fluctuations in working capital. Working capital fluctuations contributed $8.9 million of cash inflows for fiscal 2015, compared with $54.8 million of cash inflows in the prior year. This decrease was largely related to timing of collections from clients and payments for compensation, PEO payroll, and income taxes.

In May 2014, our Board of Directors approved a stock repurchase program to purchase up to $350 million of Paychex common stock, with authorization for this program expiring May 31, 2017. During the fourth quarter, we repurchased 2.3 million shares of common stock for a total of $112.0 million. A total of $182.4 million of common stock, or 3.9 million shares, has been repurchased under this program for fiscal 2015.

OUTLOOK
Our outlook for the fiscal year ending May 31, 2016 ("fiscal 2016") is based upon current market, economic, and interest rate conditions continuing with no significant changes. Our expected full year fiscal 2016 payroll revenue growth rate is based upon anticipated client base growth and increases in revenue per check. Our anticipated HRS revenue growth for fiscal 2016 reflects the impact of the minimum premium plan offering within our PEO being in place for a full year in fiscal 2015.

Our guidance is as follows:

	Low		High
Payroll service revenue	4%	—	5%
HRS revenue	10%	—	13%
Total service revenue	7%	—	8%
Net income	8%	—	9%
Operating income, net of certain items, as a percent of total service revenue is expected to be approximately 38% for fiscal 2016. The effective income tax rate for fiscal 2016 is expected to be consistent with that experienced for fiscal 2015. Interest on funds held for clients for fiscal 2016 is expected to be relatively flat.
Note 1: In addition to reporting operating income, a United States ("U.S.") generally accepted accounting principle ("GAAP") measure, we present operating income, net of certain items, which is a non-GAAP measure. We believe operating income, net of certain items, is an appropriate additional measure, as it is an indicator of our core business operations performance period over period. It is also the basis of the measure used internally for establishing the following year’s targets and measuring management’s performance in connection with certain performance-based compensation payments and awards. Operating income, net of certain items, excludes interest on funds held for clients. Interest on funds held for clients is an adjustment to operating income due to the volatility of interest rates, which are not within the control of management. Operating income, net of certain items, is not calculated through the application of GAAP and is not the required form of disclosure by the Securities and Exchange Commission ("SEC"). As such, it should not be considered as a substitute for the GAAP measure of operating income and, therefore, should not be used in isolation, but in conjunction with, the GAAP measure. The use of any non-GAAP measure may produce results that vary from the GAAP measure and may not be comparable to a similarly defined non-GAAP measure used by other companies.

ANNUAL REPORT ON FORM 10-K
We anticipate filing our Annual Report on Form 10-K ("Form 10-K") before the end of July 2015, and this will be available at www.paychex.com. This press release should be read in conjunction with the Form 10-K and the related Notes to Consolidated Financial Statements and Management's Discussion and Analysis of Financial Condition and Results of Operations contained in that Form 10-K.
CONFERENCE CALL
Interested parties may access the webcast of our Earnings Release Conference Call, scheduled for July 1, 2015 at 9:30 a.m. Eastern Time. The webcast will also be archived for approximately one month. Our news releases, current financial information, SEC filings, and investor presentation are also accessible on http://investor.paychex.com.
For more information, contact:

Investor Relations:	Efrain Rivera, CFO, or Terri Allen	585-383-3406
Media Inquiries:	Laura Saxby Lynch	585-383-3074

ABOUT PAYCHEX
Paychex, Inc.(NASDAQ:PAYX) is a leading provider of payroll, human resource, and benefits outsourcing solutions for small- to medium-sized businesses. The company offers comprehensive payroll services, including payroll processing, payroll tax administration, and employee pay services, including direct deposit, check signing, and Readychex®. Human resource services include 401(k) plan recordkeeping, section 125 plans, a professional employer organization, time and attendance solutions, and other administrative services for business. A variety of business insurance products, including group health and workers’ compensation, are made available through Paychex Insurance Agency, Inc. Paychex, Inc. was founded in 1971. With headquarters in Rochester, New York, the company has more than 100 offices and serves approximately 590,000 payroll clients as of May 31, 2015. For more information about Paychex, Inc. and our products, visit www.paychex.com.

Stay Connected with Paychex
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LinkedIn: http://www.linkedin.com/company/paychex/products

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS PURSUANT TO THE U.S. PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
Certain written and oral statements made by us may constitute "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by such words and phrases as "we expect," "expected to," "estimates," "estimated," "current outlook," "we look forward to," "would equate to," "projects," "projections," "projected to be," "anticipates," "anticipated," "we believe," "could be," and other similar phrases. Examples of forward-looking statements include, among others, statements we make regarding operating performance, events, or developments that we expect or anticipate will occur in the future, including statements relating to revenue growth, earnings, earnings-per-share growth, or similar projections.
Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations, and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict, many of which are outside our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not place undue reliance upon any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following:

•
general market and economic conditions including, among others, changes in U.S. employment and wage levels, changes to new hiring trends, legislative changes to stimulate the economy, changes in short- and long-term interest rates, changes in the fair value and the credit rating of securities held by us, and accessibility of financing;

•	changes in demand for our services and products, ability to develop and market new services and products effectively, pricing changes and the impact of competition;

•	changes in the availability of skilled workers, in particular those supporting our technology and product development;

•
changes in the laws regulating collection and payment of payroll taxes, professional employer organizations, and employee benefits, including retirement plans, workers’ compensation, health insurance (including health care reform legislation), state unemployment, and section 125 plans;

•	changes in health insurance and workers’ compensation rates and underlying claims trends;

•	changes in technology that adversely affect our products and services and impact our ability to provide timely enhancements to services and products;

•	the possibility of a security breach that disrupts operations or exposes client confidential data;

•	the possibility of failure of our operating facilities, computer systems, and communication systems during a catastrophic event;

•	the possibility of third-party service providers failing to perform their functions;

•	the possibility of a failure of internal controls or our inability to implement business processing improvements;

•
the possibility that we may be subject to liability for violations of employment or discrimination laws by our clients and acts or omissions of client employees who may be deemed to be our agents, even if we do not participate in any such acts or violations; and

•	potentially unfavorable outcomes related to pending legal matters.
Any of these factors, as well as such other factors as discussed in our periodic filings with the SEC, could cause our actual results to differ materially from our anticipated results. The information provided in this document is based upon the facts and circumstances known at this time, and any forward-looking statement made by us in this document speaks only as of the date on which it is made. Except as required by law, we undertake no obligation to update these forward-looking statements after the date of issuance of this press release to reflect events or circumstances after such date, or to reflect the occurrence of unanticipated events.

PAYCHEX, INC.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In millions, except per share amounts)

	For the three months ended			For the twelve months ended
	May 31,			May 31,
	2015	2014	Change	2015	2014	Change
Revenue:
Payroll service revenue	$409.0	$394.5	4%	$1,656.8	$1,599.3	4%
Human Resource Services revenue	272.4	234.3	16%	1,040.7	878.9	18%
Total service revenue	681.4	628.8	8%	2,697.5	2,478.2	9%
Interest on funds held for clients (1)	10.8	10.2	5%	42.1	40.7	3%
Total revenue	692.2	639.0	8%	2,739.6	2,518.9	9%
Expenses:
Operating expenses	203.6	198.0	3%	808.0	732.5	10%
Selling, general and administrative expenses	237.0	212.7	11%	878.0	803.7	9%
Total expenses	440.6	410.7	7%	1,686.0	1,536.2	10%
Operating income	251.6	228.3	10%	1,053.6	982.7	7%
Investment income, net (1)	2.0	1.4	31%	6.4	5.4	17%
Income before income taxes	253.6	229.7	10%	1,060.0	988.1	7%
Income taxes	92.4	83.8	10%	385.1	360.6	7%
Net income	$161.2	$145.9	10%	$674.9	$627.5	8%

Basic earnings per share	$0.44	$0.40	10%	$1.86	$1.72	8%
Diluted earnings per share	$0.44	$0.40	10%	$1.85	$1.71	8%
Weighted-average common shares outstanding	362.3	363.5		362.9	364.5
Weighted-average common shares outstanding, assuming dilution	364.5	365.3		364.6	366.1
Cash dividends per common share	$0.38	$0.35	9%	$1.52	$1.40	9%

(1)
Further information on interest on funds held for clients and investment income, net, and the short- and long-term effects of changing interest rates can be found in our filings with the SEC, including our Quarterly Report on Form 10-Q and our Form 10-K, as applicable, under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and subheadings “Results of Operations” and “Market Risk Factors.” These filings are accessible at our website www.paychex.com.

PAYCHEX, INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In millions, except per share amount)

	May 31,
	2015	2014
ASSETS
Cash and cash equivalents	$170.0	$152.5
Corporate investments	366.6	398.7
Interest receivable	37.9	36.3
Accounts receivable, net of allowance for doubtful accounts	176.6	149.4
Deferred income taxes	15.0	12.0
Prepaid income taxes	12.9	17.2
Prepaid expenses and other current assets	50.8	37.8
Current assets before funds held for clients	829.8	803.9
Funds held for clients	4,273.4	4,198.6
Total current assets	5,103.2	5,002.5
Long-term corporate investments	399.8	385.6
Property and equipment, net of accumulated depreciation	353.9	342.2
Intangible assets, net of accumulated amortization	32.4	40.6
Goodwill	561.5	540.3
Deferred income taxes	—	37.1
Other long-term assets	31.7	21.8
Total assets	$6,482.5	$6,370.1

LIABILITIES
Accounts payable	$51.7	$48.8
Accrued compensation and related items	210.4	171.7
Deferred income taxes	—	6.6
Other current liabilities	50.8	44.7
Current liabilities before client fund obligations	312.9	271.8
Client fund obligations	4,260.1	4,167.1
Total current liabilities	4,573.0	4,438.9
Accrued income taxes	44.8	41.9
Deferred income taxes	16.8	55.7
Other long-term liabilities	62.4	56.6
Total liabilities	4,697.0	4,593.1

STOCKHOLDERS’ EQUITY
Common stock, $0.01 par value; Authorized: 600.0 shares; Issued and outstanding: 361.2 shares as of May 31, 2015 and 363.0 shares as of May 31, 2014, respectively.	3.6	3.6
Additional paid-in capital	880.1	794.4
Retained earnings	894.3	957.5
Accumulated other comprehensive income	7.5	21.5
Total stockholders’ equity	1,785.5	1,777.0
Total liabilities and stockholders’ equity	$6,482.5	$6,370.1

PAYCHEX, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In millions)

	For the twelve months ended
	May 31,
	2015	2014
OPERATING ACTIVITIES
Net income	$674.9	$627.5
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization on property and equipment and intangible assets	106.6	105.0
Amortization of premiums and discounts on available-for-sale securities, net	76.2	70.3
Stock-based compensation costs	31.4	26.3
Benefit from deferred income taxes	(4.1)	(4.9)
Provision for allowance for doubtful accounts	1.6	2.5
Net realized gains on sales of available-for-sale securities	(0.3)	(0.6)
Changes in operating assets and liabilities:
Interest receivable	(1.6)	(3.9)
Accounts receivable	(28.2)	(18.2)
Prepaid expenses and other current assets	(8.5)	22.5
Accounts payable and other current liabilities	51.1	45.1
Net change in other assets and liabilities	(3.9)	9.3
Net cash provided by operating activities	895.2	880.9
INVESTING ACTIVITIES
Purchases of available-for-sale securities	(34,020.4)	(29,850.5)
Proceeds from sales and maturities of available-for-sale securities	33,719.5	30,080.6
Net change in funds held for clients’ money market securities and other cash equivalents	149.1	(441.5)
Purchases of property and equipment	(102.8)	(84.1)
Acquisition of businesses, net of cash acquired	(27.1)	(9.3)
Purchases of other assets	(3.3)	(11.3)
Net cash used in investing activities	(285.0)	(316.1)
FINANCING ACTIVITIES
Net change in client fund obligations	93.0	127.4
Dividends paid	(551.8)	(510.6)
Repurchases of common shares	(182.4)	(249.7)
Equity activity related to stock-based awards	48.5	113.3
Net cash used in financing activities	(592.7)	(519.6)
Increase in cash and cash equivalents	17.5	45.2
Cash and cash equivalents, beginning of period	152.5	107.3
Cash and cash equivalents, end of period	$170.0	$152.5